                                                                       EXHIBIT 1

                                VOTING AGREEMENT

         This VOTING AGREEMENT (this "Agreement") is entered into as of February 17, 1997 (the "Effective Date") by and among Superior National Insurance Group, Inc., a California corporation ("Superior"), and the holders listed on the signature pages hereof (each, a "Security Holder" and collectively, the "Security Holders") of (1) shares of common stock, par value $.01 per share (the "Pac Rim Shares"), and (2) Series A Convertible Debentures (the "Pac Rim Debentures") of Pac Rim Holding Corporation, a Delaware corporation ("Pac Rim").

         WHEREAS, in order to induce Superior to enter into an Amended and Restated Agreement and Plan of Merger with Pac Rim dated as of the Effective Date (the "Merger Agreement"), Superior has requested that each of the Security Holders, and each of the Security Holders has agreed to, enter into this Agreement.

         Capitalized terms used but not defined herein have the respective meanings set forth in the Merger Agreement.

         NOW, THEREFORE, the parties hereto agree as follows:

                                   ARTICLE 1.
                                VOTING COVENANTS

         1.1 Agreement to Vote. Each of the Security Holders hereby agrees that during the time that this Agreement is in effect, at any meeting of the stockholders of Pac Rim, however called, and in any action by written consent of the stockholders of Pac Rim, and at any other relevant time, such Security Holder shall:

                 (i) vote any Pac Rim Shares or Pac Rim Debentures presently owned by such Security Holder and any additional Pac Rim Shares acquired by such Security Holder (whether by purchase or otherwise) after the Effective Date (collectively, the "Security Holder Shares") in favor of the Merger, the Merger Agreement, as amended from time to time, and the transactions contemplated by the Merger Agreement;

                 (ii) vote any Security Holder Shares against any Acquisition Proposal (as defined in the Merger Agreement) and any other action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation of Pac Rim under the Merger Agreement (including the Exhibits thereto) or which is reasonably likely to result in any conditions to Pac Rim's obligations under the Merger Agreement not being fulfilled; and

                 (ii) Each Security Holder shall, during the time this Agreement is in force, conduct him, herself or itself, as the case may be, in accordance with Section 7.1 of the Merger Agreement as if a party thereto and bound thereby.

         1.2  Competing Transaction.  In the event under the terms of Section
10.3 of the Merger Agreement a Breakup Fee (as defined therein) becomes payable to Superior, whether or not such Breakup Fee has been paid, upon consummation of the transaction contemplated by the Acquisition Proposal, each Security Holder, with the exception of Allstate Insurance Company, an Illinois insurance company ("Allstate"), agrees to pay to Superior, in cash, an amount equal to the amount by which (x) the aggregate consideration for the Pac Rim Debentures and the Series 1, 2 and 3 Detachable Warrants of Pac Rim (the "Pac Rim Warrants") (which, if other than in cash, shall be based on the fair market value thereof) paid to or received by such Security Holder in respect of the Competing Transaction exceeds (y) the aggregate consideration for the Pac Rim Debentures and Pac Rim Warrants payable to such Security Holder under that certain Amended and Restated Series A Convertible Debenture and Series 1, 2 and 3 Detachable Warrant Purchase Agreement of even date herewith. Such payment shall be made by wire transfer of immediately available funds within two (2) business days of such Security Holder's receipt of such consideration to a bank account designated by Superior.

                                   ARTICLE 2.
             REPRESENTATIONS AND WARRANTIES OF EACH SECURITY HOLDER

         Each of the Security Holders represents and warrants, severally and not jointly, to Superior that:

         2.1 Authority Relative to this Agreement. Such Security Holder has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. If the Security Holder is a corporate or trust entity, the execution and delivery of this Agreement by the Security Holder and the consummation by the Security Holder of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors or other governing body of such Security Holder, and no other corporate or other proceedings on the part of such Security Holder are necessary to authorize this Agreement or to consummate such transactions. This Agreement has been duly and validly executed and delivered by such Security Holder and constitutes a legal, valid and binding obligation of such Security Holder, enforceable against such Security Holder in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

         2.2  No Conflicts.   (a) The execution and delivery of this Agreement
by such Security Holder do not, and the performance of this Agreement by such Security Holder will not, (i) where such Security Holder is a corporate, partnership or trust entity, conflict with or violate the organizational documents of such Security Holder, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to such Security Holder or by which such Security Holder Shares are bound or





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
affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would constitute a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of such Security Holder Shares pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Security Holder is a party or by which such Security Holder or such Security Holder Shares are bound or affected, except, in the case of clauses (i), (ii) and (iii) of this Section 2.2(a), for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or delay the performance by such Security Holder of its obligations under this Agreement.

         (b) The execution and delivery of this Agreement by such Security Holder do not, and the performance of this Agreement by such Security Holder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental entity, except for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended, and except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by such Security Holder of its obligations under the Agreement.

         2.3 Title to the Shares. As of the date hereof, such Security Holder is the record and, except for any Security Holder which is identified as a trust in Exhibit A hereto (collectively, the "Trust Security Holders"), beneficial owner of such Security Holder Shares listed opposite the name of such Security Holder on Exhibit A hereto. Such Security Holder Shares set forth opposite the name of such Security Holder on Exhibit A hereto are the only Security Holder Shares owned by such Security Holder. The Security Holder Shares of such Security Holder are, or, if acquired after the date hereof, will be, owned free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on such Security Holder's voting rights, charges and other encumbrances of any nature whatsoever, except that the Security Holder Shares held by Trust Security Holders are held subject to the applicable trust documents, which will not prevent or delay the performance by such Security Holder of its obligations under this Agreement. Such Security Holder has not appointed or granted any proxy, which appointment or grant is still effective, with respect to the Security Holder Shares.

                                   ARTICLE 3.

                       COVENANTS OF EACH SECURITY HOLDER

         Each of the Security Holders hereby covenants and agrees that:

         3.1 No Sales of or Encumbrances on Security Holder Shares. Except pursuant to the terms of this Agreement or the Merger Agreement, for so long as such Security Holder is obligated to vote such Security Holder's Security Holder Shares in accordance with Section 1.1 hereof, each Security Holder shall not directly or indirectly sell, encumber, suffer a lien to exist upon, convey or transfer or record beneficial ownership of any such Security Holder Shares by any means whatsoever to any other person, except with the consent of Superior; provided, however, that Trust Security Holders may transfer ownership of Security Holder Shares as required by applicable governing instruments if the transferee of any Security Holder Shares shall, prior to such transfer, execute a counterpart to this Agreement and shall have agreed to be bound by the terms of this Agreement, including, but not limited to, the obligation to vote the Security Holder Shares in accordance with Section 1.1 hereof. Subject to the foregoing, the Security Holders shall not (without limitation), directly or indirectly (i) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the Security Holder Shares or (ii) sell, assign, transfer, encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect sale, assignment, transfer, encumbrance or other disposition of any Security Holder Shares during the term of this Agreement.


                                   ARTICLE 4.

                                 MISCELLANEOUS

         4.1 Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

         4.2 Further Assurances. Each of the Security Holders will execute and deliver or cause to be executed and delivered all further documents and instruments and use its best efforts to secure such consents and take all such further action as may be reasonably necessary in order to consummate the transactions contemplated hereby.

         4.3 Additional Agreements. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations and which may be required under any agreements, contracts, commitments, instruments, understandings, arrangements or restrictions of any kind to which such party is a party or by which such party is governed or bound, to consummate and make effective the transactions contemplated by this Agreement, to obtain all necessary waivers, consents and approvals and effect all necessary registrations and filings, and submission of information requested by governmental authorities, and to rectify any event or circumstances which could impede consummation of the transactions contemplated hereby.

         4.4 Specific Performance. The parties hereto agree that Superior would be irreparably damaged if for any reason the Security Holders failed to perform any of their obligations under this Agreement, and that Superior would not have an adequate remedy at law for money damages in such event. Accordingly, Superior shall be entitled to specific performance and injunctive and other equitable relief to enforce the performance of this Agreement by the Security Holders. This provision is without prejudice to any other rights that Superior may have against the Security Holders for any failure to perform their obligations under this Agreement.

         4.5 Action in Security Holder Capacity Only. Each of the Security Holders makes no agreement or understanding herein as director or officer of Pac Rim. Each of the Security Holders signs solely in his, her or its capacity, as the case may be, as a recordholder and, except for the Trust Security Holders, beneficial owner of the Security Holder Shares of such Security Holder, and nothing herein shall limit or affect any action taken in his, her or its capacity, as the case may be, as an officer or director of Pac Rim.

         4.6 Notices. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to such party at its address set forth on the signature page hereto.

         4.7  Amendments; Termination.   This Agreement may not be modified,
amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by Superior and any Security Holders adversely affected thereby.

         (b) Allstate's obligation under this Agreement shall terminate on the earlier to occur of (i) the date of the termination of the Merger Agreement in accordance with its terms, (ii) the Effective Time (as defined in the Merger Agreement) of the Merger, or (iii) September 30, 1997, provided, that if the parties to this Agreement have been notified that the Termination Date (as defined in the Merger Agreement) has been extended in accordance with the terms thereof, such September 30, 1997 date shall be extended to the Termination Date, if later. Other than Allstate, the obligations of the Security Holders (and this Agreement as it pertains to such Security Holders other than Allstate) shall terminate on the earlier to occur of (w) the Effective Time of the Merger; (x) if the Merger Agreement is terminated pursuant to subsections 9.2(b) (as it applies to Pac Rim's stockholders only) or 9.3(i) thereof, on





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
September 30, 1997, (y) if the Merger Agreement is terminated pursuant to subsections 9.1, 9.3(ii) or 9.3(iii) thereof, immediately upon such termination, or (z) if the Merger Agreement is terminated pursuant to any other provision therein, on June 15, 1997, except that if the Termination Date has been extended and such Security Holders are so notified, such June 15, 1997 date shall be extended by like amount. Notwithstanding the foregoing, the Security Holders' obligation under Section 1.2 hereof shall survive the termination of this Agreement.

         4.8 Successors and Assigns; Third Party Beneficiary. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of Superior and the transferring Security Holder, provided that Trust Security Holders may assign, delegate or otherwise transfer such rights or obligations in connection with any transfer pursuant to Section
3.1 hereof as required under applicable governing instruments, provided that the assignee, delegatee, or transferee shall be required to execute a counterpart to this Agreement, and shall agree to be bound by the terms of this Agreement, including, but not limited to, the obligation to vote the Security Holder Shares in accordance with Section 1.1.

         4.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its principles of conflict of law.

         4.10 Venue. Any action concerning a dispute arising out of or concerning this Agreement, regarding the interpretation of this Agreement, or regarding the relationships among the parties created pursuant to this Agreement shall be filed only in the United States District Court for the Central District of California or in the Superior Court of the State of California for the County of Los Angeles.

         4.11 Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

         4.12 Entire Agreement. This Agreement constitutes the entire agreement between Superior and each Security Holder with respect to the subject matter hereto.

         4.13 Severability. If any term, condition or provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto





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
shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible; provided, however, that any such determination will not relieve any of the parties hereto of liability for breach of any warranty or representation set forth herein.

         4.14 Legal Action. In the event of any litigation between or among the parties hereto respecting or arising out of this Agreement, the prevailing party or parties shall be entitled to recover reasonable attorneys' fees and costs, whether or not such litigation proceeds to final judgment or determination.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


SUPERIOR NATIONAL INSURANCE GROUP, INC.



By:  /s/ J. CHRIS SEAMAN
     ---------------------------------
     Name: J. Chris Seaman
     Title: Executive Vice President and Chief Financial Officer
     Address for Notice:  Superior National Insurance
                          Group, Inc.
                          26601 Agoura Road
                          Calabasas, California  91302
                          Attention:  William L. Gentz

ALLSTATE INSURANCE COMPANY


By:  /s/ J. LOREN HALL
     ---------------------------------
     Name: J. Loren Hall
     Title: Authorized Signatory


By:  /s/ MICHAEL P. CURRAN
     ---------------------------------
     Name: Michael P. Curran
     Title: Authorized Signatory
     Address for Notice:  Allstate Insurance Company
                          2775 Sanders Road, Suite A3
                          Northbrook, Illinois  60062-6127
                          Attention:  Caryn E. Hank, Strategic
                                             Development Manager

                           with a copy to

                          Allstate Insurance Company
                          Investment Law Department
                          3075 Sanders Road, Suite G5A
                          Northbrook, Illinois  60062-7127
                          Attention:  Elizabeth J. Lapham, Esq.

DITO-DEVCAR CORPORATION,                   DITO CAREE LIMITED PARTNERSHIP,
a Nevada corporation                       a Nevada limited partnership
                                           By:     GAMEBUSTERS, INC.
                                                   a Nevada corporation
                                           Its:General Partner


By:  /s/  DAVID B. HEHN                By:  /s/ DAVID B. HEHN
     -------------------------             -------------------------
     Name:  David B. Hehn                  Name:  David B. Hehn
     Title: President                      Title: President



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

PRAC LIMITED PARTNERSHIP,
a Nevada limited partnership
By:      Somme, Inc.
         a Nevada corporation
Its:     General Partner



By:  /s/ DAVID B. HEHN
     -------------------------
     Name:  David B. Hehn
     Title: President

                          /s/ RICHARD H. PICKUP
                          -------------------------------------
                          Richard H. Pickup, in his capacity as
                          Trustee of:  Pickup Family Trust,
                          TMP Charitable Unitrust, and
                          DRP Charitable Unitrust

Address for Notices for:  Dito-Devcar Corporation,
                          Dito Caree Limited Partnership
                          Prac Limited Partnership

                          3753 Howard Hughes Parkway, Suite 200
                          Las Vegas, Nevada  89109

Address for Notices for:  Pickup Family Trust
                          TMP Charitable Unitrust
                          DRP Charitable Unitrust

                          c/o Wedbush Morgan Securities
                          610 Newport Center Drive, Suite 1300
                          Newport Beach, California  92660
                          Attention:  Mr. Richard H. Pickup




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
                                   EXHIBIT A

SECURITY HOLDER                    SECURITY HOLDER SHARES              AMOUNT
---------------                    ----------------------              ------
Dito-Devcar Corporation               Pac Rim Shares                 1,421,550

Dito Caree Limited
  Partnership                         Pac Rim Shares                   896,000

Pickup Family Trust                   Pac Rim Shares                    92,000

TMP Charitable Unitrust               Pac Rim Shares                    29,000
  Richard H. Pickup Trustee

DRP Charitable Unitrust               Pac Rim Shares                    30,000
  Richard H. Pickup Trustee

Prac Limited Partnership              Pac Rim Debentures           $18,000,000

Allstate Insurance Company            Pac Rim Debentures            $2,000,000





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